Exhibit 99.1

                           CITIZENS UTILITIES REPORTS
                      SECOND QUARTER 1999 FINANCIAL RESULTS

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                            o Revenue Increased 13%
              o Citizens Communications' Operating Income Grew 17%
o Electric Lightwave's Operating And EBITDA Performance Improved Over Prior Quarter
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STAMFORD,  Conn.,  August  4,  1999 -  Citizens  Utilities  (NYSE:  CZN,  CZNPr)
-----------------------------------
announced today financial  results for the quarter and six months ended June 30,
1999.  Revenues  for the quarter  grew 13% to $415 million from the $366 million reported for the corresponding 1998 quarter.  This increase was driven by strong revenue growth in the company's telecommunications businesses.

         Net income for the second quarter of 1999 was $7.8 million, compared to $14.5 million for the prior year quarter. These reported figures were impacted by several special items and losses from Electric Lightwave Inc., Citizens' competitive local exchange subsidiary. Absent special items and Electric Lightwave losses, net income was $27 million compared to $21.9 million for the prior year quarter.

          Earnings per share for the second quarter 1999 were 3 cents compared to 6 cents in the prior year quarter. Excluding special items and Electric Lightwave's losses, earnings per share were 10 cents compared to 8 cents in the prior year quarter.

         For the six months ended June 30, 1999, net income and earnings per share were $62.4 million and 24 cents respectively, as compared to $41.2 million and 16 cents for the 1998 period.

         Commenting on second quarter 1999 financial results, Citizens' chief financial officer Robert J. DeSantis said, "We are pleased with the financial performance of our Communications sector. Second quarter Communications revenues increased 12% to $229 million compared to $204 million for the prior year quarter. Communications' operating income excluding one-time expenses related to Y2K and separation was $46.7 million -- a 17% increase over the prior year quarter. In addition, Communications' operating and free cash flow both improved significantly over the prior year quarter, increasing 14% and 13%, to $98.3 million and $46.2 million respectively.

         "Our Public Services businesses continued to show both operating and cash flow growth despite the adverse impact of warmer weather on revenues. Second quarter revenues totaled $141 million versus $142 million for the prior year quarter. Public Services operating income excluding Y2K and separation expense was $19.2 million or 6% higher than the year ago quarter, while operating cash flow increased 9% to $35.9 million over the second quarter of 1998.

         "Electric Lightwave's financial results improved significantly during the quarter. Electric Lightwave's operating loss was $24.2 million, an 18% improvement, and its EBITDA loss was $16.0 million, a 29% improvement, as compared to the first quarter of 1999. Electric Lightwave continued its double-digit sequential quarterly revenue growth. Revenues grew 21% to $45 million over the 1999 first quarter, primarily driven by increases in local dial tone services and long distance services revenues. These improvements should continue throughout the year. Electric Lightwave's owned and leased gross property, plant and equipment at quarter end totaled $802 million.

         "Citizens continues to concentrate on growing its telecommunications businesses. Citizens announced in May and June that it has agreed to purchase
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approximately  730,000  telephone  access lines from GTE and U S WEST.  Citizens intends to permanently fund these acquisitions with proceeds from the sale of its Public Services businesses."

         The company recently appointed the investment banking firm Morgan Stanley Dean Witter as financial advisor for the divestiture of the company's Public Services businesses in gas distribution, electric distribution, water distribution and wastewater treatment.

         Citizens Utilities provides telecommunications services and public services including gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.9 million customers in 22 states.

         This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, the company's ability to obtain the necessary regulatory and tax approvals and complete the separation process, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the company's target markets. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

(Table follows)

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                   Citizens Utilities Company and Subsidiaries
                           Consolidated Financial Data
                                   (unaudited)
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
                                                                   For the quarter ended             For the six months ended
                                                                          June 30,                          June 30,
                                                                   -----------------------           -----------------------
                                                                                             %                                 %
(Dollars in thousands, except per share data)                         1999       1998      Change       1999       1998      Change
                                                                   --------------------------------  -------------------------------
Income Statement Data
Revenues                                                            $ 414,847   $ 366,347      13%    $ 852,361   $ 770,210      11%
Cost of services                                                       89,617      80,695      11%      197,299     188,727       5%
Depreciation and amortization                                          76,484      64,765      18%      152,125     128,362      19%
Other operating expenses                                              207,099     178,982      16%      418,548     354,538      18%
Operating income                                                       41,647      41,905      -1%       84,389      98,583     -14%
Special items (1)                                                     (10,226)       (400)              (16,645)       (800)
Operating income including special items                               31,421      41,505     -24%       67,744      97,783     -31%
Investment and other income                                            12,037      10,736      12%       23,723      23,457       1%
Interest expense                                                       30,553      28,589       7%       60,366      55,395       9%
Special items (2)                                                           -           -                69,499      (2,334)
Income taxes                                                            3,600       7,638     -53%       35,118      19,166      83%
Convertible preferred dividends                                         1,552       1,552       0%        3,104       3,104       0%
Net income as reported                                                  7,753      14,462     -46%       62,378      41,241      51%
Net income excluding special items                                     15,439      14,668       5%       31,634      44,069     -28%
Net income excluding special items and ELI                             27,265      21,826      25%       56,901      57,070       0%

Per-Share Data (3)
Basic net income per share of common stock as reported              $    0.03   $    0.06     -50%    $    0.24   $    0.16      50%
Basic net income per share of common stock excluding
 special items                                                      $    0.06   $    0.06       0%    $    0.12   $    0.17     -29%
Basic net income per share of common stock excluding
 special items and ELI                                              $    0.10   $    0.08      25%    $    0.22   $    0.22       0%
Weighted average shares outstanding (3)                               260,143     259,619       0%      259,775     259,339       0%


(1) Special items consist of Y2K and separation costs.
(2) In the first quarter of 1999, the Company recorded a pre-tax gain of $69.5 million ($42.9 million net of tax) on the sale of Centennial Cellular stock. In the first quarter of 1998, Electric Lightwave, Inc. recorded a pre-tax charge to earnings of $2.8 million ($2.3 million net of tax) for the cumulative effect of a change in accounting principle.
(3) Adjusted for subsequent stock dividends and stock splits and used in the calculation of all per share data.

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